EXECUTION COPY

MODIFICATION OF TERM LOAN AGREEMENT
Reference is made to the TERM LOAN AGREEMENT, dated as of April 2, 2014 (the “Loan Agreement”), by and among TAL INTERNATIONAL CONTAINER CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), the lending institutions from time to time party thereto (the “Lenders”), SUNTRUST BANK, a Georgia state-chartered member of the Federal Reserve System having its principal place of business at 303 Peachtree Street, Atlanta, Georgia 30308, as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”), SUNTRUST ROBINSON HUMPHREY, INC., as Lead Arranger and ING BELGIUM SA/NV, as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings therefor set forth in the Loan Agreement.
In accordance with Section 4.7 of the Loan Agreement, the Borrower has received Incremental Loans on February 5, 2016 in the aggregate initial principal balance of One Hundred Million Dollars ($100,000,000). After giving effect to such Incremental Loans, the unpaid balance of all the Term Loans on February 5, 2016 (including the Incremental Loans), shall be Four Hundred Seven Million, One Hundred Twenty Five Thousand Dollars ($407,125,000). In accordance with Section 2.5 and Section 4.7 of the Loan Agreement, the Borrower and the Administrative Agent agree as follows:
The unpaid principal balance of all Loans (including the Incremental Loan) as of February 5, 2016 shall be payable in (i) twelve (12) quarterly installments, commencing on March 21, 2016, each in an amount equal to Seven Million, Eight Hundred Seventy Five Thousand Dollars ($7,875,000) and continuing on the twentieth (20th) day (or if such day is not a Business Day, the next succeeding Business Day) of the last month of each calendar quarter thereafter through and including December 20, 2018 and (ii) one installment payable on the Maturity Date in an amount equal to Three Hundred Twelve Million, Six Hundred Twenty Five Thousand Dollars ($312,625,000). The amount of each such Principal Payment Amount may be adjusted from time to time in accordance with the provisions of Section 4.3(c) of the Loan Agreement.
Schedule 1 to the Loan Agreement is hereby replaced with Schedule 1 hereto; provided, that the parties hereto acknowledge that the “Commitment” and “Commitment Percentage” set forth on Schedule 1 hereto are calculated based on (a) the aggregate outstanding principal amount owing to each Lender under the Loans (excluding the Incremental Term Loans) and (b) the Commitment of such Lender with respect to the Incremental Loans on the February 5, 2016 Increase Effective Date; and provided, further, that notwithstanding anything to the contrary in Section 2.1 of the Loan Agreement or Schedule 1 thereto as so amended, each Lender’s Commitment with respect to the Incremental Loans it is obligated to fund on the Increase Effective Date shall be equal to the Incremental Loan amount set forth in the Consent or Joinder executed by such Lender.
The Incremental Loan made by each Lender shall be evidenced by a separate Note as described in Section 2.3 of the Loan Agreement.
Each of the parties hereto agree and acknowledge that this Agreement as well as any consent or joinder delivered on the date hereof constitutes a “Loan Document” under the Term Loan Agreement.
This Agreement represents the entire agreement between the parties with respect to the subject matter hereof.
This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.
THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN THE STATE NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

TAL INTERNATIONAL CONTAINER CORPORATION, as Borrower

By:
    Name:
    Title:
The undersigned acknowledges the foregoing and acknowledges that its Guaranty, dated as of April 2, 2014, remains in full force and effect and also applies to the Incremental Loan.

TAL INTERNATIONAL GROUP, INC.

By:
    Name:
    Title:

SUNTRUST BANK, as Administrative Agent

By:
    Name:
    Title:

Schedule 1

Schedule of Commitments and Commitment Percentage

Lender	Commitment Dollar Amount	Commitment Percentage
SunTrust Bank	$52,875,000.0	12.98741%
ING Belgium SA/NV	$52,875,000.0	12.98741%
Mizuho Bank, Ltd.	$37,518,750.0	9.21554%
ABN Amro Capital USA LLC	$34,518,750.0	8.47866%
BNP Paribas	$33,518,750.0	8.23304%
Bank of America, N.A.	$33,518,750.0	8.23304%
DBS Bank Ltd.	$32,000,000.0	7.85999%
Santander Bank, N.A.	$28,518,750.0	7.00491%
Wells Fargo Bank N.A.	$28,518,750.0	7.00491%
Credit Industriel et Commercial	$17,550,000.0	4.31072%
Branch Banking and Trust Company	$17,000,000.0	4.17562%
JPMorgan Chase Bank, N.A.	$10,275,000.0	2.52379%
Citibank, National Association	$10,275,000.0	2.52379%
Land Bank of Taiwan, New York Branch	$6,581,250.0	1.61652%
Hua Nan Commercial Bank, Ltd. New York Agency	$6,581,250.0	1.61652%
PNC Bank, National Association	$5,000,000.0	1.22812%

Total	$407,125,000.0